UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 2, 2007

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices)(Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Saflink” refer to Saflink Corporation, a Delaware corporation.

Item 3.02	Unregistered Sales of Equity Securities.

As previously disclosed, we issued and sold $8.0 million aggregate principal amount of our 8% convertible debentures in an exempt private offering, which was completed on June 12, 2006. On April 16, 2007, approximately $1.6 million in outstanding convertible debenture principal was assigned to our wholly-owned subsidiary FLO Corporation from certain debenture holders. In connection with these assignments, FLO Corporation has agreed to postpone all redemption and interest payments related to these debentures. The debentures are subject to a mandatory monthly redemption at the rate of 1/12 of the original principal amount plus accrued but unpaid interest on the debentures, which commenced on December 1, 2006. Pursuant to the terms of the debentures, we have issued shares of our common stock as follows:

On June 29, 2007, we notified the debenture holders that we would be paying the July 2007 redemption amount due in a combination consisting of 50% cash and 50% shares of our common stock. On July 2, 2007, we issued 6,953,628 shares of our common stock to the debenture holders, which when added to the 972,248 shares of our common stock that we issued to current debenture holders on June 4, 2007, represents an aggregate of 7,925,876 shares of our common stock issued in payment of 50% of the $437,508 July 2007 monthly redemption amount. The other 50% of the July 2007 redemption amount, or $218,754, was paid in cash.

In addition, on June 29, 2007, we notified the debenture holders of our election to pay future interest payments under the debentures in cash until revised by a subsequent notice. Therefore, no shares of common stock were issued for the July 1 interest payment.

Lastly, we did not elect to pay the debenture holder in shares of common stock for the monthly redemption amount due on August 1, 2007. As a result, we are not obligated to issue any shares of our common stock to be applied against the August 2007 monthly redemption amount.

The shares of common stock were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated: July 3, 2007	By:	/s/ Jeffrey T. Dick
	Name:	Jeffrey T. Dick
	Title:	Chief Financial Officer

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